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                                                                    EXHIBIT 99.1

                                   PROXYMED
             SECOND QUARTER 2001 FINANCIAL RESULTS CONFERENCE CALL

                          Moderator:  Michael Hoover
                                 July 11, 2001
                                 10:00 a.m. ET


Operator:           Ladies and gentlemen thank you for standing by. Welcome to the ProxyMed second quarter earnings conference call. During the presentation, all participants will be in a listen only mode. Afterwards, you will be invited to participate in a question and answer session. At that time if you have a question, you will need to press the one followed by the four on your telephone. As a reminder, this conference is being recorded today, Wednesday, July 11, 2001. I would now like to turn the conference over to Mr. Judd Schmid, Chief
                    Financial Officer for ProxyMed. Please go ahead, sir.

Judd Schmid:        Thank you, Ken. Good morning everyone. Thank you for joining us for ProxyMed's conference call to discuss the company's results for the second quarter of 2001. As Ken pointed out, I am Judd Schmid, ProxyMed's Chief Financial Officer. Before we begin our formal discussion, I'd like to mention that we posted our press release yesterday evening, and it is available through the major wire services and on our web site at www.ProxyMed.com. If you have not seen a copy of the release, please check the Internet or call our office at area code 954-473-1001, extension 300, and we'll fax or e-mail one to you immediately. As noted in our press release, this call is being carried live on the CCBN Internet site at www.streetevents.com and will be available for replay at the same web site through August 11th.

                    Please also let me take a minute to reference the safe harbor statement under the Private Securities Litigation Reform Act of 1995. This call may contain forward-looking statements that are subject to risks and uncertainties, including but not limited to, assumptions, beliefs and opinions related to ProxyMed's growth strategy based upon ProxyMed's interpretation and analysis of health care industry trends and management's ability to successfully develop, market, sell and implement its clinical and financial transaction services and software applications to physicians, pharmacies, laboratories and payers as well as the successful integration of its acquisitions. Other risk factors are detailed in the company's filings with the Securities and Exchange Commission. ProxyMed expressly disclaims any intent or obligation to update any forward-looking statement.

                    Leading today's conference call is Michael Hoover, ProxyMed's Chairman and Chief Executive Officer; and providing an operational summary will be Nancy Ham, our Chief Operating Officer. Now I'd like to turn the call over to Mike. Go ahead please, Mike.

Michael Hoover:     Thank you, Judd. Good morning everyone and welcome to
                    ProxyMed's second quarter 2001 results conference call.
                    Today Nancy Ham and I will discuss and review our second quarter results, and then we'll review our general business and future outlook and strategies for the remainder of 2001 year.

                    In the formal oral presentation today, we will be focusing on three topics: overall core growth and profitability, strategic opportunities and driving shareholder value. We hope our formal presentation will answer most of the questions that you
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                    may have as to what has been happening here at ProxyMed
                    since our last conference call. As is customary, at the end of the oral presentation, we will open up the lines for any additional questions that you may have.

                    Let me start by saying good news couldn't wait. As you'll hear shortly from Judd, ProxyMed has reported record revenue and EBITDA profits for the second quarter, truly a major milestone for the company. As we noted in our last quarter's call, we have been on the right track since the fourth quarter of last year, and we now feel confident that this trend is here to stay. We remain committed towards our goal stated for 2001 of $42.5 million in revenues and $3 million in EBITDA profits. In addition to discussing the results for the quarter, Judd will also report on our ongoing efforts to clean up our capitalization structure, and Nancy will discuss the continued core growth in our payer and lab services division, which have again fueled our success this quarter. I will now turn it over to Judd for his financial review. Judd, go ahead.

J. Schmid:          Thank you, Mike. Good morning everyone. As Mike said, we
                    have released our results earlier than in the past because we wanted to inform our shareholders, institutional investors and analysts of the tremendous success that we've had here at ProxyMed in this past quarter. What a difference a year makes. As you'll hear, our results have improved steadily over the last several quarters as we continue to pursue our established financial goals set forth at the end of last year. To begin our discussion, let's start with a recap of our record revenues and discuss what contributed to our EBITDA profit of almost $420,000, the first time we have reported EBITDA profits in the history of the company.

                    ProxyMed recorded revenues of $10.2 million for the second quarter of 2001, an increase of 27% over the second quarter of 2000 which had revenues of $8 million. We are particularly pleased at the strong growth in our existing core businesses, which showed revenue growth of almost 14% over the same period last year. This strong performance was once again fueled by a 21% revenue increase in healthcare transactions and a 10% revenue increase in our laboratory services division. In addition to this core growth, our MDP acquisition, which is now part of payer services, was accretive and contributed positive EBITDA as expected.

                    In terms of transaction growth during the second quarter, we processed 21.8 million electronic clinical and financial transactions through ProxyNet, our secure proprietary national health care information network, representing a 58% increase over the second quarter of 2000. Included in this number are 3.4 million claims and patient statements processed at MDP. For the current quarter, lab services accounted for 60% of total revenues while our transaction services units, prescription services and payer services, including MDP, accounted for 40%.

                    Shifting now from revenues to expenses and profits, as expected, gross margins for the second quarter of 2001 decreased to 54% compared to 66% for the second quarter of 2000, primarily due to the impact of lower margins at MDP for our statement processing services and lower margins from our laboratory services division due to a shift in the revenue mix from higher margin leases to lower margin sales of communication device units.

                    As in the past few quarters, we continue to keep our expenses in check and to monitor our spending closely. While we have started to increase discretionary spending in areas that we had held back in he prior quarter, SG&A expenses were $5 million for the quarter, down from $7.1 million in the second quarter of last
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                    year and below expense levels for the first quarter of this year. Our current monthly run rate for SG&A expenses is now $1.7 million per month. This is up slightly from last quarter's ending monthly run rate of $1.5 million and is primarily due to the inclusion of MDP in our operations starting May 1st.

                    Looking at overall profitability, I am extremely pleased to announce that we are reporting EBITDA profits of $419,600 in the second quarter of 2001 compared to an EBITDA loss of $1.8 million for the second quarter of 2000. More significant, however, is that this is $968,000 better than our EBITDA performance last quarter. This quarter's positive EBITDA results truly represent a major milestone for the company, and all of our associates should take pride in their contribution to these results.

                    On another note, as we had shared previously, amortization expense related to our 1998 acquisition of IMS ended in May 2001. This would have positioned us to be net income positive in Q3; however, with our recent acquisition of MDP we will now incur approximately $800,000 per quarter in amortization charges through the end of 2001 until the new FASB rules regarding goodwill amortization take effect. Starting in 2002, these new rules eliminate amortization of goodwill and require an impairment analysis to be performed each year, at which time an impairment charge may be required. Along with any non-cash charges we'll incur from the exchange of the Series C warrants, which we'll talk about in a moment, and continued charges for dividends, this will delay our ability to achieve bottom line profitability until late in the 2001 year or even until the beginning of 2002.

                    Finally, in wrapping up the P&L discussion, we had a non-cash dividend charge of $2.3 million for the quarter. This resulted from both our regular Series C preferred dividend payment and an accounting charge for the Series B warrant exchange. Again, we'll talk about this shortly. With regards to Series C, as you know, we have issued $25.3 million in Series C preferred stock, which carries a 7% dividend which is payable quarterly. For Q2 of 2001, we issued almost 430,000 shares of common stock for payment of these dividends instead of paying cash. As noted last quarter, we evaluate our dividend payment strategy each quarter, but in all likelihood, we will continue to pay these dividends in stock until we increase our cash position. Additionally, we are not anticipating any significant conversions of preferred shares until our stock price increases, although we have had $710,000 out of the $25.3 million in Series C preferred stock actually converted to common shares during the quarter.

                    Let's spend a few minutes talking about the warrant exchanges from our Series B and Series C preferred stock. As you may know, ProxyMed suffered significant dilution when the company was refinanced last June. In almost every conversation we've had with analysts and institutional investors alike, we have been told to clean up the overhang of the warrants issued in connection with these preferred financings. As a result, we have offered to exchange on a cashless basis, both the 4.1 million Series B warrants and the 21.9 million Series C warrants directly into common stock at ratios less than 1-to-1. We completed the Series B warrant exchange in April whereby we exchanged 4.1 million warrants for 3.3 million common shares and reduced the number of fully diluted shares by 800,000.

                    With regard to Series C, the warrant solicitation is currently underway with warrant holders having until mid August to participate in the exchange. Assuming full participation in the exchange, the 21.9 million warrants would be converted into 16.3 million common shares, reducing the number of fully diluted
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                    shares by 5.6 million. Please note that this number was
                    incorrectly reported on our June 15th press release at 9 million shares. We anticipate that we will be able to exchange at least 80% of these warrants or management can decide not to follow through with the transaction.

                    Some have asked us, why do this exchange now, especially when the stock price is depressed? Well, we strongly believe that the stock price will rise above the $1 to $1.50 exercise prices of these warrants and that ultimately all will be converted at some time in the near future. By allowing these exchanges to take place now, we mitigate that uncertainty in the minds of investors and analysts and add value to our stock. And doing so at ratios of less than 1-to-1, we save millions of shares that would otherwise hit the market.

                    Another important point to mention here is that the Series B warrants that were successfully exchanged in April were fully registered in June with no restrictions, and the original lock up on the Series C preferred shares and warrants expired on June 16th. In contrast, under the Series C warrant solicitation, any shares exchanged would be re-locked up until February 2002.

                    As far as our capitalization goes, as of today, we have 25.9 million shares outstanding, 24.7 million convertible preferred shares, and 35.6 million outstanding stock options and warrants for a total of 86.2 million shares on a fully diluted basis. However, as a result of these warrant exchanges and other options and warrants that will probably remain out of the money, we estimate that only 75 to 80 million shares will ultimately be outstanding. Finally, we estimate that with insider and affiliate ownership at 17%, there are 21.5 million shares of public float. Institutional ownership is estimated to be approximately 5%. I know that the warrant exchanges have been confusing to the average investor, and I hope that these explanations have cleared up any questions.

                    Finally, to wrap up the financial discussion, at June 30th, our cash position was over $5 million. This represents positive cash flow after we completed our acquisition of MDP. Additionally, as a result of the MDP acquisition, we have a $7 million note due in May 2002, and while we believe that we can generate sufficient cash flow to cover this payment, we are currently exploring an asset based revolving line of credit to be used for the MDP payment and for future acquisitions. With all the continued success over the last few quarters, it is still unbelievable to us that our stock is trading below $1.

                    With all the difficulties ProxyMed went through in 2000, it is comforting to know that hard work pays off and that we have turned it around as projected. While the future cannot be guaranteed, we look forward to this continued operating success being reflected in our stock prices.

                    Thank you very much, and I'll now turn it over to Nancy to discuss the second quarter successes in our business units in some more detail. Nancy.

Nancy Ham:          Thanks, Judd. As we've just pointed out, this has been our most successful quarter ever, and we certainly owe that
                    success to those at the operating level. Therefore, let's
                    take a few minutes to discuss in more detail the successes and activities in each of our business units. I'll begin by discussing healthcare transactions, which includes payer
                    services and prescription services.
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                    Starting with payer services, with the acquisition of MDP, we believe that we are now the second largest physician clearinghouse in our industry. This increase in visibility and positioning is clearly having a demonstrable effect on our sales momentum on both the back end and the front end.
                    On the back end, in the second quarter we added nine new direct payers to our sales efforts and 148 new payers in the MDP acquisition, bringing us to a total of 332 direct payers connected to our network. In addition to this breadth of connectivity, we're also well positioned with depth, as shown by our all payer connectivity now in 35 states. We bring to these payers a real quality of connectivity as well, with over 93% of our volume going direct to our payers. In addition to simply having a payer connection for claims or encounters, one of our strategic themes for 2001 is deepening our relationship with our payers through co-marketing programs to grow volume, through additional transaction types, such as eligibility and ERAs; and through additional services such as collaborating all payer portals.
                    This strategic effort is going very well, and I expect to report next quarter on some of our successes here.

                    On the front-end or physician side, we continue to grow our direct physician and provider network successfully. In the second quarter, our sales chain was 40% over quota for both the number of physicians and the number of ProxyMed services contracted by each physician, which, by the way, averaged
                    2.4 services per physician for the quarter. This great success was up over our already successful first quarter by 39% for the number of physicians and 27% for the number of services. If we continue our theme of breadth and depth, new physicians are important to increase the breadth of our network on the front-end. In addition to the benefit from the initial transactions in revenues from signing a new physician. We also benefit by increasing our platforms for increasing depth or the amount of business we can receive from each physician. One way we measure this is that the number of services used by each physician office as we truly begin to cross-sell and leverage our install base. ProxyMed has today over seven separate financial, administrative and clinical services that a physician's office can use. And we're kicking off significant sales campaigns for the remainder of 2001 to deepen our penetration in our existing customer base.

                    Now on the transaction side, Judd has already mentioned that we processed almost 22 million transactions via ProxyNet. This growth was largely due by payer services, which had its second consecutive record breaking quarter. We broke our record from last quarter by growing core business, meaning excluding the MDP acquisition, almost 16%, and year-over-year we improved 35% over the second quarter of last year. Importantly, this improvement came in all transaction categories. Our core transactions of claims and encounters were up over 43% and 23% respectively compared to last year. In looking at some of our newer services, EOB scanning through 126% over the first quarter while claims scanning increased over 103%.

                    Finally, the integration of MDP has gone extremely well. We've connected our networks such that MDP and ProxyMed physicians have full access now to our combined suite of services. We're well underway on upgrading the systems and processes at MDP, which should add the operational and financial efficiencies. With the operational aspect of the integration going smoothly, our focus is now on cross selling the MDP and ProxyMed customer bases.

                    Let's shift now to prescription services. As we shared with you in the last quarter's call, we reorganized this business unit in late March. I'm pleased to
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                    report that the reorganization met its goal of reducing
                    expenses while having no negative impact on revenues. In addition, with the tighter focus of the team, we've been able to improve our customer service on both the networks and in the customer call center.

                    On the product side, we continue to gain momentum with our web-based prescription refill application, which we released into production last quarter. We believe that we are the only company today that has a production service bi-directionally and securely connecting pharmacies and physicians over the Internet. Today we have eight clinics in three states using this service, and we have significant interest from several partners in distributing this capability to their physicians. Including our desktop products, today we're actively sending prescriptions in 15 states through our industry-leading network.

                    Let's shift now to discuss lab services where we had another outstanding quarter. In our core products group of intelligent lab reporting devices, we had a banner quarter with over 10 new customers and an increase in 9% in devices sold. From a revenue perspective, we were up over 8% from Q1 and over 10% over the same period last year. We continue to experience significant demand for core products and see a number of opportunities to expand both our products and services offering.

                    Speaking of services, as many of you know, ProxyMed is under contract to support over 30,000 physician offices using one of our products, and in the past quarter you might find it interesting that we made over 2,000 physician office visits. This physical presence in the physician office is a core capability of ProxyMed and we're starting to successfully leverage it into supporting non-lab services such as e-prescribing handhelds. This is another example of our ability to cross-sell across our business units.

                    While core products and services are growing well, we also continue to focus on expanding our newer Internet based services for clinical, specialty, hospital and anatomical pathology lab companies. We ended the quarter with a significant new release of our ProxyNet.com lab results reporting service, which is being well received.

                    Today, across our product lines, ProxyMed is the largest provider of lab to physician connectivity for the delivery of patient lab results. Since lab results form almost 70% of the average medical records, they are the clinical foundation of patient care.

                    As the nation's leader in lab connectivity, today we serve over 550 lab customers with one or more products or services. We are very proud of the customer base, which has been earned through 25 years of quality service. However, despite this already leading position, we continue to see significant potential to both add new labs and increase the breadth of our network and to increase to the depth of sales to our existing customers. As a sign of this, and based on the product momentum in both core and Internet products, we closed the quarter with our most successful trade show ever. We exited the show with almost double the leads from our previous best show, which was in 1999.

                    Thank you, and now I'll turn it over to Mike, who is going to discuss the longer term strategic plans and outlook for the company.
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Michael Hoover:     Thank you, Nancy. Now that we've reviewed the financial and operating results of the company, I'd like to spend some time talking about strategic opportunities and driving shareholder value. Along with many of our long-term investors, we too have been frustrated with our low stock price in light of our ever-improving financial and operational results and trying to increase our price to reflect a more fair valuation is a major focus of the company.

                    Over the last several months, we have spoken with institutional investors, investment bankers and analysts on this important topic. They all agree that while the company's results are indeed improving and they applaud the cleanup of our capital structure, that alone is not enough. In order to attract analysts and investors, we must be able to prove that we were one of the favored solutions in this healthcare space. We must continue to gain market share and to improve profitability.

                    So let's talk about the growth opportunities for the short-term and long-term. With regards to core growth, excluding acquisitions, we are comfortable that we can maintain 20 to 25% growth through the strategies Nancy discussed with new products and services and cross-selling our customer base. In addition, we are constantly evaluating acquisition candidates in each business, and we are targeting growth of another 20 to 25%. With the lower valuations afforded to many smaller companies out there, the next few quarters may offer great opportunities to acquire small strategic claims clearinghouses and other similar businesses. As with MDP, we are confident in our ability to acquire claims and lab services companies, rapidly integrate them and begin to maximize revenue and profitability and growth. As we stated before, we will not acquire any company that is not accretive from the onset.

                    Beyond 2001, we see our most significant opportunity in the area of electronic prescribing. With emphasis in this arena brought on by RxHub, the consortium of three pharmacy benefit managers -- Merck Medco, AdvancePCS and Express Scripts -- and the new Microsoft, Pfizer and IBM consortium, as well as HIPAA mandates, within the next two years, we think this market will explode. As a way to kind of size the opportunity, it's important to understand that there are currently over four billion manual prescriptions written [and filled] each year by the 600,000 practicing physicians in this country and growing at a rate of over 15% a year. As you know, we have changed our strategy in late 2000 to focus on being solely a back-end network services provider. While we remain committed to leveraging our network capabilities, we are experiencing significant renewed interest from our strategic partners in having ProxyMed provide a front-end solution. With the e-prescribing handheld space changing rapidly, there may be an opportunity with one of the handheld vendors or an opportunity to leverage our desktop and web-based products.

                    Whether we participate on the back-end, or on the front-end and back-end, prescription services has a very large, untapped market. If there is an opportunity to get even just 25% of the four billion annual transaction and convert them into an electronic format, let's say an average price of 40 cents per transaction, ProxyMed could generate well over $400 million in revenue. This is a tremendous opportunity. Obviously, this market will take time to mature, which is why our revenue model publicized at the end of 2000 highlighted at only $36 million in 2003 revenues would be from electronic prescribing.
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                    However, meta forces such as legislation or the success of
                    RxHub, could help to advance this market faster than we predict. With 2 states currently -- Ohio and California -- already moving forward with legislation to mandate electronic prescriptions and over 20 more states having some level of legislative activity, the adoption of e-prescribing could become a legal mandate. If this happens, we are well positioned to benefit since we have the largest e-prescribing network currently in production. We have spent years getting this network to its current level, one that unfortunately was ahead of its time and is currently under-utilized. But with the opportunity that awaits us, perhaps its time has come.

                    Let me conclude by saying that while we can't control the future, we can be positioned to take advantage of the changing tides in healthcare. Being one of the most connected and one of the only profitable healthcare IT companies out there, must make a difference. Ultimately, however, it is taking advantage of the opportunities that drive value for you, our shareholders.

                    I reiterate ProxyMed's strategy and commitment described in our previous conference calls: our focus remains on connecting physicians with their contracted financial and clinical partners so that they can conduct value-added transactions. We remain well positioned today as the largest provider of retail pharmacy connectivity, the largest provider of lab results reporting devices, and one of the two largest physician EDI clearinghouses. We will continue to grow revenue by adding front-end physician subscribers through our strategic partners to drive our transaction growth and in expanding our back-end connectivity to labs, pharmacies, PBMs and payers. We remain absolutely committed that we can meet our revenue and EBITDA goals for 2001.

                    That concludes our formal presentation, and operator, we would now like to open the lines up for any questions that our callers may have.

                    [Questions from participants and answers from management omitted]